Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 1, 2012, relating to the consolidated financial statements and financial statement schedules of Ferrellgas Partners, L.P. and subsidiaries, appearing in the Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the year ended July 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
June 1, 2015